Exhibit 10.29

1140 E. Arques Ave. Sunnyvale, CA 94085 Tel: (650) 960-1980

Wednesday, April 4, 2007

1140 E. Arques Ave.

Sunnyvale, CA 94085

Tel: (650) 960-1980

Dear Bo:

On behalf of the Board of Directors (the “Board”) of Silicon Graphics, Inc. (the “Company”), it is our pleasure to offer you the position of Chief Executive Officer of the Company. The terms of our offer and the benefits provided by the Company are as set forth below. If you accept the terms of our offer and the conditions of our offer are satisfied, it is anticipated that your employment with the Company will commence on April 9, 2007 (the “Start Date”).

1.	Position, Duties and Responsibilities.

a. You shall be the Chief Executive Officer of the Company and shall, in such capacity, report to the Board. Your duties and responsibilities will be determined from time to time by the Board, and will be consistent with your position.

b. You will be appointed to the Board as a Class I director effective as of your first day of employment with the Company. You will serve on such Committees of the Board as elected or appointed by the Board.

c. During your employment and except for periods of illness or vacation, you shall devote your full business time, ability and attention to the business of the Company, and shall not engage in or perform duties for any other person or entity which interfere with the performance of your duties hereunder. If you wish to hold board of director positions on outside civic organizations, reasonable time will be made available to fulfill your duties in that regard as long as those activities do not interfere with the performance of your duties hereunder. Any outside commercial board of directors positions will be subject to written approval by the Board.

2.	Base Salary and Bonus.

a. Base Salary. As compensation for your services hereunder, including your services as a member of the Board, you shall receive an annual base salary of $600,000, payable in accordance with the Company’s regular payroll schedule. Your base salary will be reviewed, and may be adjusted in the discretion of the Board, on an annual basis.

b. Fiscal Year Bonus. You will be eligible to receive a cash bonus each fiscal year based upon the achievement of specified objectives established for the Company and for your position under the Company’s executive bonus program, as such program may be modified and established for each fiscal year (the “Executive Bonus Program”). Your participation in such bonus programs will commence on the first day of the Company’s 2008 fiscal year. You will be responsible for establishing the proposed terms and conditions of this program, which shall be subject to the approval of the Compensation Committee of the Board (the “Compensation Committee”). Your target bonus under the Executive Bonus Program shall be 100% of your then current annual base salary and the amount of bonus you are paid is to be determined by the Compensation Committee based upon your and the Company’s achievement of all relevant objectives, as determined by the Board in its reasonable discretion. For the Company’s 2007 fiscal year, you will be guaranteed a cash bonus equal to 100% of your base salary, prorated for the days in fiscal 2007 that you are actually employed by the Company (the “Guaranteed Bonus”). The Guaranteed Bonus shall be paid in a lump sum at the same time as all 2007 fiscal year executive bonuses are scheduled to be paid, in or about August 2007.

Because employee retention is one of the objectives of the Company’s bonus programs and agreements, you must be employed on June 29, 2007 to receive the Guaranteed Bonus and you must be employed on the last day of each fiscal year thereafter to be eligible to receive a bonus for the preceding fiscal year.

3.	Equity.

a. It will be recommended to the Board that you be granted an option to purchase shares of Silicon Graphics, Inc. common stock (the “Option”). The per share exercise price of the Option will be equal to the fair market value of the common stock on April 16, 2007. The number of shares will be based on the following formula: (a) if the fair market value of the Company’s common stock on the day of the grant (“Exercise Price”) is less than or equal to $22.50, then the number of shares subject to the Option will equal 287,500; (b) if the Exercise Price is greater than or equal to $30.00, then the number shares subject to the Option will equal 241,142; (c) if the Exercise Price is greater than $22.50 and less than $30.00, then the number shares subject to the Option will equal 287,500 less ((the Exercise Price less $22.50) multiplied by 185,434) divided by the Exercise Price. The Option will be granted to you under the Company’s Management Incentive Plan (the “MIP”); provided, however, that any shares subject to the Option in excess of 147,500 will be subject to stockholder approval of an increase in the maximum number of shares of Common Stock available under the MIP within 9 months following the option grant date so as to cover those shares. The Option will be evidenced by a standard stock option agreement and will be subject to the terms and conditions of that agreement and the stock option plan under which the Option is granted. The Option shares shall vest in forty-eight (48) equal monthly installments beginning on the one month anniversary of your employment commencement date, provided you continue in the Company’s employment through such date, so that this award shall be fully vested 48 months after the date of grant. Notwithstanding the foregoing, the Option will not be exercisable until an amendment to the MIP authorizing a change in the vesting provisions of options granted pursuant to the MIP is approved by the stockholders. The Option shall be a non-statutory stock option under the federal tax laws.

b. Depending on the Exercise Price, it will be recommended to the Board that you be granted Restricted Stocks Units (“RSUs”), following the commencement of your employment with the Company. The RSUs will be granted to you from shares outside of the MIP. The number of RSUs will be equal to 287,500 less the number of shares of the Company’s Common Stock subject to the Option. The RSUs will be evidenced by an RSU agreement and will be subject to the terms and conditions of that agreement and the plan under which the RSUs are granted, if any. The RSUs shall vest in forty-eight (48) equal, monthly installments beginning on the one month anniversary of your employment commencement date, provided you continue in the Company’s employment through such date – so that this award shall be fully vested 48 months after the date of grant. The shares that vest each calendar year pursuant to the RSU award will be issued to you on or before December 31 of the calendar year in which such shares vest.

c. At any time or from time to time during your employment, following the twenty fourth (24th) month after your employment with the Company commences, the Compensation Committee may review your equity compensation. As a result of any such review, the Compensation Committee may issue you additional equity grants in their sole discretion.

4.	Employee Benefits.

a. General Benefits. You will be eligible to participate in all of the employee benefits and benefit plans that the Company generally makes available to its full-time employees and key executives of the Company, subject to the terms and conditions of such benefits and benefit plans and subject to any statutory requirements or limitations. These benefits currently include, but are not limited to, stock option plans, stock purchase plans, incentive or other bonus plans, and insurance plans (life, disability, health, and accident).

b. Vacation. Initially, you will be eligible for three weeks of paid vacation in the first year, and vacation will accrue thereafter in accordance with the Company’s standard vacation accrual policy.

5.	Expense Reimbursement.

The Company shall reimburse you for reasonable and customary business expenses incurred during your employment in accordance with the Company’s reimbursement policies in effect from time to time, provided that you furnish to the Company reasonably adequate records and documentary evidence of such expenses.

The Company shall reimburse you in an amount up to $75,000 of relocation expenses pursuant to the Company’s standard Domestic Relocation Policy, a copy of which is attached hereto.

6.	Term of Employment.

Your employment with the Company is not for any specified period of time. Therefore, it can be terminated by the Company or by you at any time, for any or no reason and with or without advance notice or cause by giving written notice of termination.

7.	Payment Upon Termination.

Upon termination of your employment, for any reason, you will receive payment for all earned but unpaid compensation, including the value of your accrued but unused vacation. Your benefits will be continued under the Company’s then existing benefit plans and policies as provided under the terms and conditions of such plans and policies and as required by applicable law.

In the event that you resign from employment with the Company or you are terminated for Cause (as defined below), you will not be entitled to any cash severance benefits, additional vesting of shares of restricted stock or options, or any additional payments from the Company of any other kind.

8.	Severance Opportunities.

You will have the opportunity to receive severance benefits if your employment is terminated under the circumstances described below. These benefits will be available to you if your employment terminates in connection with a Change in Control (as defined below) or in the absence of a Change in Control. Your receipt of such severance benefits is subject to Section 11 below and is conditioned upon (i) your execution of a unilateral general release of all claims in favor of the Company, in a form provided by the Company (the “Release Agreement”) that becomes effective and enforceable and (ii) your continued compliance with the Company’s standard employee invention assignment and confidentiality agreement. In addition to a release of all claims, the Release Agreement will also contain a provision prohibiting you from soliciting Company employees for twelve months following your termination date. The Release Agreement will not require you to release any rights that you may have to indemnification under applicable law, the Company’s by-laws or any indemnity agreement between you and the Company.

In the event that your employment is terminated by the Company without Cause (as defined below) or your employment terminates due to your death or Permanent Disability (as defined below) and you comply with all other terms and conditions of this letter agreement, the Company will provide you with the following severance benefits:

a. Severance Pay. The Company will continue to pay your then current base salary for twelve (12) months following your termination date, in accordance with the Company’s standard payroll practices, subject to any delay required pursuant to Section 11 below; and

b. COBRA Premium Payments. If you timely elect to continue group health coverage under COBRA, the Company will pay the COBRA premiums until the earlier of: (x) the one-year anniversary of your employment termination date and (y) the date that you become eligible to receive such benefits from a subsequent employer or elsewhere. You agree that you will promptly notify the Company when you become eligible for such benefits pursuant to (y).

9.	Change in Control.

In the event of a Change in Control as defined below and subject to Section 11 below:

a. provided shareholder approval of the increase to the maximum number of shares of common stock available under the MIP has been obtained prior to the effective date of a Change in Control, and in any event to the extent of all Option shares that could be validly issued to you, all of the Option shares shall become fully vested and exercisable immediately prior to the effective time of the Change in Control and you shall have the right to elect during the period beginning immediately prior to such Change in Control and ending on the date that is six months following the effective date of such Change in Control to either (i) have such Option “cashed out” at its intrinsic value determined as provided herein or (ii) to exercise such Option. Any cash out proceeds shall be paid to you as soon as practicable following the date of your election to have such Option cashed out. For this purpose, the intrinsic value of the Option shall be measured as the difference between the aggregate option exercise price of the shares of common stock subject to the Option (if exercised after the effective time of the Change in Control, as such exercise price is adjusted to reflect the exchange ratio in effect pursuant to the Change in Control transaction) and the fair market value of the surviving entity’s common stock on the date of exercise.

b. the RSUs granted to you by the Company pursuant to this Agreement, shall become fully vested upon the effective date of a Change in Control, and the shares of common stock subject to such RSU’s shall be issued to you within fifteen (15) days following the effective date of such Change in Control.

10.	Definitions.

a. “Cause” means (i) commission of a felony under the laws of the United States or any state thereof or any act of fraud, embezzlement or dishonesty, (ii) breach of fiduciary duty, (iii) breach of this letter agreement or any other written agreement with the Company, provided that if the breach is one that can be cured, the Company shall provide you with written notice specifying such breach and providing you with a thirty (30) day period to cure such breach, (iv) repeated failure to diligently perform duties in a reasonable manner pursuant to this letter agreement or repeated failure to diligently follow the lawful directions of the Board, or (v) gross negligence or willful misconduct in performance of duties to the Company.

b. “Change of Control” means the consummation of any transaction or series of related transactions which results in all of the holders of record of the Company’s capital stock immediately prior to the transaction or transactions holding less than fifty percent of the voting power of the surviving entity in the transaction or transactions immediately after the transaction or transactions, including the acquisition of the Company by another entity and any reorganization, merger or consolidation, or which results in the sale of all or substantially all of the assets of the Company; provided, however, if the surviving entity in the transaction or transactions is wholly owned by another (the “Parent”), then a

Change of Control has occurred only if the holders of record of the Company’s capital stock immediately prior to the transaction or transactions hold less than fifty percent of the voting power of the Parent immediately after the transaction or transactions. No acceleration of vesting will be deemed to extend beyond the number of then-unvested options or shares under a particular award at the time of acceleration. No additional vesting shall occur following termination of service. Options will be exercisable for three months following the termination date.

c. “Permanent Disability” means your inability to perform the material services contemplated under this letter agreement for a period of six (6) months, whether or not consecutive, during any 365-day period. A determination of Permanent Disability shall be made by a physician satisfactory to both you and a majority of the Board, provided that if you and the Board do not agree on a physician, you and the Company shall each select a physician and these two together will select a third physician, whose determination as to Permanent Disability shall be binding on all parties.

11. Delayed Commencement of Benefits. Notwithstanding any provision to the contrary in this Agreement, no payments to which you become entitled under Sections 8 or 9 of this Agreement shall be made or paid to you prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” with the Corporation (as such term is defined in Treasury Regulations issued under Internal Revenue Code Section 409A) or (ii) the date of your death, if you are deemed at the time of such separation from service a “key employee” within the meaning of that term under Internal Revenue Code Section 416(i) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Internal Revenue Code Section 409A(a)(2). Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments actually deferred pursuant to this Paragraph 11 shall be paid in a lump sum to you, and any remaining payments which thereafter become due under this Agreement shall be paid in accordance with the normal payment dates specified for them herein.

12.	Confidential and Proprietary Information.

a. As an employee of the Company, you will have access to certain Company confidential information and you may, during the course of your employment, develop certain information or inventions which will be the property of the Company. As a condition of your employment, you are required to sign and comply at all times with the Company’s standard employee invention assignment and confidentiality agreement, which is attached hereto.

b. By signing and accepting this letter agreement, you represent and warrant that (i) you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise that may be an impediment to your employment with the Company; and (ii) you have not and shall not bring onto Company premises, or use in the course of your employment with the Company, any confidential or proprietary information of another person, company or business enterprise to whom you previously provided services.

13.	Miscellaneous.

a. Any compensation and/or benefits provided to you by the Company under this Agreement, shall be less applicable payroll deductions, applicable payroll taxes and authorized after-tax deductions. With respect to the RSU award, the Company may in its discretion, and without any obligation to do so, collect the applicable withholding taxes with respect to the vested shares issued thereunder through an automatic share withholding procedure pursuant to which the Company will withhold, at the time of such issuance, a portion of the shares with a fair market value (measured as of the date the shares are issued) equal to the amount of those taxes; provided, however, that the amount of any shares so withheld shall not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal and state tax purposes that are applicable to supplemental taxable income. In the event payment is made in a form other than shares of common stock, the Company shall collect from you the applicable withholding taxes pursuant to such procedures as the Company deems reasonably appropriate under the circumstances.

b. This offer employment is conditioned upon your consent to, and results satisfactory to the Company of reference and background checks. Enclosed is a disclosure of your rights under the FCRA, and an authorization for you to sign permitting the Company, through a third party, to perform and receive the results of a background check.

c. This offer of employment is made to you in confidence, and until you become an employee of the Company, its terms may not be disclosed by you to anyone outside your immediate family. If you do disclose any of its terms to such a family member, you must caution him or her that such information is confidential and must not be disclosed to anyone else.

d. The Company’s successors and assigns shall be bound by this letter agreement.

e. You and the Company agree that any controversy or claim that may arise between us shall be settled by binding arbitration in accordance with the Employment Arbitration Rules of the American Arbitration Association which can be found at http://www.adr.org) or any successor thereto. We further agree that, except as set forth in paragraph 13.f. below, the arbitrator shall not be empowered to add to, subtract from, or modify, alter or amend the terms of this letter agreement. Any applicable arbitration rules, agreement or policy shall be interpreted in a manner so as to ensure their enforceability under applicable state or federal law.

f. The provisions of this letter agreement shall be deemed severable, and if any part of any provision is held illegal, void or invalid under applicable law, such provision may be changed to the extent reasonably necessary to make the provision, as so changed, legal, valid and binding. If any provision of this letter agreement is held illegal, void or invalid in its entirety, the remaining provisions of this letter agreement shall not in any way be affected or impaired but shall remain binding in accordance with their terms.

g. No waiver of any term or provision of this letter agreement will be valid unless such waiver is in writing signed by the party against whom enforcement of the waiver is sought. The waiver of any term or provision of this letter agreement shall not apply to any subsequent breach of this letter agreement.

h. This letter agreement constitutes the entire understanding and agreement between you and the Company with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to such subject matter. This letter agreement may be modified or amended only by a written agreement signed by you and a member of the Compensation Committee.

i. This offer will remain open until April 9, 2007. If you decide to accept our offer, and we hope you will, please sign the enclosed copy of this letter agreement without modification in the space indicated below and return it to Barry Weinert, General Counsel of the Company. Your signature will acknowledge that you have read and understand and agree to the terms and conditions of this offer. Should you have anything else that you wish to discuss, please do not hesitate to call either of us.

We look forward to the opportunity to welcome you to the Company.

Very truly yours,

Silicon Graphics, Inc.

/s/ Kevin Katari	4/9/07
Kevin Katari, Chairman of the Board of Directors	Date

/s/ Robert H. Ewald	4/9/07
Robert (Bo) Ewald	Date